99.1
STANADYNE CORPORATION ANNOUNCES RETIREMENT OF

CHIEF EXECUTIVE OFFICER AND APPOINTMENT OF SUCCESSOR

WINDSOR, CT (Business Wire) – Stanadyne Corporation (“Stanadyne”) announced today the retirement of M. David Jones from his position as President and Chief Executive Officer. Jones, who joined Stanadyne in 2006, will remain on Stanadyne’s Board of Directors. Commenting on his retirement, Jones stated: “Stanadyne’s employees, innovative technologies and long history of market leadership in the niches it serves are unmatched in the industry. I am pleased to have played a part in Stanadyne’s development over the last eight years. The company’s recent product launches have positioned the company for continued growth in the years ahead. I would like to thank all of Stanadyne’s employees for their hard work and professionalism.”

James D. Wiggins, Chairman of Stanadyne added: “On behalf of the Board of Directors of Stanadyne, I wish to thank David for his distinguished service to the Company. David oversaw the most significant new product and new market development initiative in Stanadyne’s history, with notable successes including latest-technology commercial relationships with many new customers around the world, the opening of a new manufacturing facility in China and the expansion of the company’s existing manufacturing facility in India. We appreciate his leadership through this commercial repositioning of the company and look forward to his continuing involvement on the Board.”

Stanadyne also announced the election by Stanadyne’s Board of Directors, effective today, of Robert G. Isaman to the position of President and Chief Executive Officer. Isaman is an Operating Partner at Kohlberg & Company, Stanadyne’s majority shareholder. Isaman was most recently the Chairman and Chief Executive Officer of Stolle Machinery Company, a $500 million in revenues manufacturer of production equipment for the beverage packaging industry. Prior to Stolle, Isaman was the President of the Construction and Roadbuilding Division of Terex Corporation. In addition, from 1985 to 2006, Isaman was employed by United Technologies Corporation where he held positions of increasing responsibility, culminating as President of Fire Safety Americas and a member of United Technologies’ Senior Executive Leadership team. Isaman stated: “I am pleased to be joining Stanadyne and to help continue its new product and market expansion efforts and successes.” Wiggins commented: “Stanadyne is fortunate to have an executive with Bob’s breadth of experience. We look forward with confidence to his role in furthering Stanadyne’s position as an industry leader in existing and new product segments and geographies.”

About Stanadyne: Stanadyne is a leader in technology and services for engine components and fuel systems including diesel fuel injection and filtration systems, and fuel supply pumps used in agricultural, construction, industrial, and automotive vehicle and equipment applications. Stanadyne is headquartered in Windsor, Connecticut and has facilities in the United States, Italy, India, and China.

Stanadyne’s statements in this press release that are not historical are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be impacted by: (1) worldwide political and macro-economic uncertainties and fears; (2) changes in the business, market trends, projected growth rates and general economic conditions related to the markets in which we operate, including agricultural and construction equipment, industrial machinery, trucks, marine equipment and automobiles; (3) our ability to satisfy our debt obligations, including related covenants; (4) increases in the Company’s cost of borrowing or inability or unavailability of additional debt or equity capital; (5) changes in the performance or growth of our customers; (6) changes in technology, manufacturing techniques or customer demands; (7) loss or adverse change in our relationship with our material customers; (8) increased competition and pricing pressures in our existing and future markets; (9) changes in the price and availability of raw materials, particularly steel and aluminum; (10) risks associated with international operations; (11) the loss of key members of management; (12) risk that our intellectual property may be misappropriated; (13) adverse or federal legislative or regulatory developments or litigation or other disputes; and (14) loss of any of our key manufacturing facilities. Many of such factors are beyond the control of the Company and its management. Any forward-looking statements contained in this press release speak only as of the date on which such statements were made. The Company assumes no duty to update them, reflect new, changing or unanticipated events or circumstances.

ENDS

Contacts
Stanadyne Corporation
Stephen Langin, 860-525-0821